EXHIBIT 10.2

THIRD AMENDMENT TO
SHARE PURCHASE AGREEMENT

This Third Amendment (“Third Amendment”) is made as of this 13th day of December, 2007, by and between ICC WORLDWIDE, INC. (formerly Torbay Holdings, Inc.) a Delaware corporation (the “Issuer” or the “Company”) and THE BLACK DIAMOND FUND, LLLP, a Minnesota limited liability limited partnership (the “Buyer”).

WITNESSETH:

WHEREAS, the Issuer and the Buyer entered into a Share Purchase Agreement (the “Original Agreement”) dated June 29, 2007 in which the Issuer sold preferred stock and common stock to the Buyer; and

WHEREAS, the Original Agreement was amended by a First Amendment dated July 24, 2007 (the “First Amendment”) to clarify certain representations and terms of that Agreement following the signing of the Original Agreement

WHEREAS, the Original Agreement was further amended by a Second Amendment dated September 28, 2007 (the “Second Amendment”) to change the Put Option held by Black Diamond under the Original Agreement and to swap the Series B preferred stock for the Series C preferred stock which had more favorable preferences over the Series B stock (the Original Agreement, as amended by the First Amendment and the Second Amendment is hereinafter referred to as the “Existing Agreement”); and

WHEREAS, the Issuer and Buyer now seek to further amend the Existing Agreement to provide for the additional sale of common stock and preferred stock to Buyer in the amount of $250,000 on the essentially same terms and conditions as the Existing Agreement,

NOW, THEREFORE, the Issuer and the Buyer hereby amend the Existing Agreement as follows:

1) Paragraph 3.1 is amended by being deleted in its entirety and replaced with

3.1 Purchase and Sale of Shares.

3.1.1 Issuer shall transfer and convey to Buyer and Buyer shall purchase from Issuer subject to the terms and conditions hereinafter set forth, a total of 8,554,557 super-voting preferred shares (the “Series C Preferred Stock”), with each share of Series C Preferred Stock holding sixty times the voting rights of a single share of common stock, such that if a share of common stock has one vote, a share of Series C Preferred Stock has 60 votes. Such transfer and conveyance is contingent upon the Delaware Secretary of State’s approval of the Certificate of Designations for a total of 10,000,000 shares of the Company’s preferred stock as Series C preferred stock with the preferences noted above.

3.1.2  Issuer shall transfer and convey to Buyer and Buyer shall purchase from Issuer subject to the terms and conditions hereinafter set forth, a total of 39,921,244 shares of Company common Stock (the “Common Stock”).

2) Paragraph 3.2 is amended by being deleted in its entirety and replaced with

3.2 Purchase Price. As consideration for the sale of the Shares by Issuer to Buyer and the performance by Issuer of all of the terms and conditions of this Agreement, Buyer shall pay to Issuer the total sum of up to Two Million and Twenty Eight Thousand Dollars ($2,028,000) payable in cash or by cashier’s or certified check or by wire transfer. Of this total, $616,384 is to purchase the preferred shares in paragraph 3.1.1 above and $1,411,616 is to purchase of the common shares in paragraph 3.1.2 above.

3) Paragraph 3.4.1 is deleted in its entirety and replace as follows:

3.4.1. Starting in the third calendar quarter of 2008, the Company will set aside for the purchase from the Buyer of shares of Series C Preferred Stock pursuant to Paragraph 3.4.2, twenty three percent (23.0%) of its positive net income before income taxes as reported in the Company’s Form 10-QSB or Form 10-KSB as required to be filed by SEC regulations for the calendar quarter for which the election by Buyer is made.

IN WITNESS WHEREOF, this Third Amendment has been executed by the parties hereto the day and year first above written.

Buyer:	Issuer:

/s/ Brandon Goulding	/s/ Richard K Lauer
Brandon Goulding, Investment Advisor	Richard K Lauer, President
The Black Diamond Fund, LLLP	ICC Worldwide, Inc.